June 1995




Dear Oppenheimer Strategic Short-Term Income Fund Shareholder:

     I am writing to you today to let you know about a positive change that has been proposed for Oppenheimer Strategic Short-Term Income Fund. After careful consideration, the Board of Trustees agreed that it would be in the best interests of shareholders of Strategic Short-Term Income Fund to merge into another Oppenheimer fund, Oppenheimer Limited-Term Government Fund.

Why does the Board of Trustees recommend this change?

     Although both funds share similar investment objectives -- Strategic Short-Term Income Fund and Limited-Term Government Fund both seek high current income with stability of principal by maintaining a relatively short-term portfolio maturity -- the Investment Adviser believes that Limited-Term Government Fund's management approach can offer shareholders even better investment opportunities over the long term.

     Oppenheimer Limited-Term Government Fund's investment strategy has been proven successful in achieving high income for shareholders while helping protect the share value from significant price fluctuations due to changes in interest rates. For example, in last year's challenging bond market, Limited-Term Government Fund delivered an attractive, dependable level of income and a positive return. As a result of the Fund's outstanding portfolio management, the Fund's Class A shares were ranked 4 stars (above average) among 715 taxable bond funds for the combined 3- and 5-year periods ended 5/31/95 by Morningstar, Inc., an independent mutual fund monitoring service.1

     In addition, by merging your Fund into a larger fund, you may benefit from a lower expense ratio, as costs are spread among a larger number of shareholders. Shareholders should also benefit from the larger asset size of Limited-Term Government Fund because the managers can generally invest larger amounts of money more efficiently, thereby lowering the cost to the Fund.

     If you have any questions about the proposal, please feel free to contact your financial adviser, or call us at 1-800-525-7048.

     As always, we appreciate your confidence in OppenheimerFunds and look forward to serving you for many years to come.

                                    Sincerely,

                                    [JSF signature]



1. Morningstar, Inc., an independent mutual fund monitoring service produces proprietary monthly rankings of mutual funds within broad categories (equity, taxable bond, tax-exempt bond, and hybrid) based on risk-adjusted investment return, after considering sales charges and expenses. Investment return measures a fund's (or class's) current 3-, 5-, and 10-year (depending on inception) average annual returns in excess of 90-day U.S. Treasury bill returns. Risk measures a fund's performance relative to the average fund in a fund's category. Five stars is the "highest" ranking (top 10%), 4 stars is above average (next 22.5%), and 1 star is "lowest" (bottom 10%). The current 4-star ranking is a weighted average of the Fund's 3- and 5-year star rankings, which were both 4 stars. The Fund's Class A, B and C shares have the same portfolio. Rankings are subject to change. Past performance does not guarantee future results. The Fund's current focus on limited-duration investments was implemented in May, 1994.


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